Exhibit 3.27a

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:30 PM 02/18/2011
FILED 08:25 PM 02/18/2011
SRV 110183720 - 4942916 FILE

CERTIFICATE OF FORMATION

OF

Tioga Solar Tabernacle, LLC

1.              The name of the limited liability company is Tioga Solar Tabernacle, LLC.

2.              The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Tioga Solar Tabernacle, LLC this Eighth day of February, 2011.

/s/ Paul Detering
Paul Detering, Authorized Person